Exhibit 10.18

September 14, 2015

Felicia DellaFortuna

Dear Felicia:

BuzzFeed, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your initial title will be Senior Director, Finance, and you will initially report to the Company’s Vice President, Finance. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation. The Company will pay you a slatting salary at the rate of $195,000 per year, payable in accordance with the Company’s standard payroll schedule. Your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to earn Bonus Compensation for each calendar year based on targets determined by the Company; your target Bonus Compensation per year will initially be $20,000. Bonus Compensation will be determined through a combination of overall BuzzFeed performance and your own individual performance against goals and competencies determined by your manager. BuzzFeed reserves the right to determine the extent to which the Bonus is paid. Bonus Compensation is to be paid annually within 75 days after the close of the calendar year to which it relates, subject to your remaining employed by the Company through the date of payment. Determinations as to the achievement of Bonus Compensation targets will be in the sole discretion of the Company.  The determinations of the Company’s Board of Directors with respect to your Bonus Compensation will be final and binding. Your salary and Bonus Compensation structure will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to three weeks vacation annually in accordance with the Company’s vacation policy, as in effect from time to time.

4.Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 10,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9.Entire Agreement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

10.Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, bonus compensation, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the patties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in New York, NY or, at your option, the county in which you primarily worked with the Company at the time when the arbitral dispute or claim first arose.

You and the Company will share the costs of arbitration equally. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

You understand that by accepting employment with BuzzFeed, Inc. you will be exposed to adult content, as that is inherent in the nature of the business of BuzzFeed. You will be expected to conduct yourself in a professional manner in accordance with the Company’s Anti-Harassment and Guidelines for Inappropriate Conduct policies, set forth in the Company’s Employee Handbook, which will be made available upon joining the company.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer expires on September 16, 2015. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Employment is also contingent on satisfactory completion of a background check, as well as upon your starting work with the Company on or before September 29, 2015.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

BuzzFeed, Inc.

By	/s/ Jasmin Rodriguez
Title:	Senior Director HR

I have read and accept this employment offer:

/s/ Felicia DellaFortuna
Felicia DellaFortuna

Dated: September 15, 2015

Attachment

Exhibit A: Proprietary Information and Inventions Agreement